Exhibit (a)

                       Resolutions of Boards of Directors

   Resolution of Board of Directors of Acacia National Life Insurance Company

WHEREAS, Acacia National Life Insurance Company ("Acacia National") is a corporation first organized under the laws of the Commonwealth of Virginia on December 9, 1974;

WHEREAS, Acacia National is a wholly-owned subsidiary of Acacia Life Insurance Company ("Acacia Life");

WHEREAS, Acacia National redomesticated from the Commonwealth of Virginia to the District of Columbia effective March 31, 2002, and has since and now exists under the laws of the District of Columbia;

WHEREAS, in the judgement of the Board of Directors of Acacia National it is deemed desirable and in the best interests of Acacia National that it should be merged with and into Acacia Life;

NOW, THEREFORE, in consideration of the foregoing, the Board of Directors of Acacia National hereby approves, authorizes and consents to the following actions:

RESOLVED, that Acacia National be merged with and into Acacia Life, which shall be the surviving corporation, such merger to be effected as promptly as possible, in accordance with the applicable provisions of the laws of the District of Columbia; and it is hereby further

RESOLVED, that the Agreement and Plan of Merger in the form attached to this resolution as Exhibit A be, and it hereby is, approved and authorized in all respects; and it is hereby further

RESOLVED, that the officers of Acacia National be, and they hereby are, acting jointly and singly, authorized and directed to take such actions and to make, execute, deliver and file on behalf of Acacia National, such corporate papers, certificates, instruments and other documents as may be necessary or desirable to carry out the intent and purposes of the foregoing resolutions.

        Resolution of Board of Directors of Acacia Life Insurance Company

WHEREAS, Acacia Life Insurance Company ("Acacia Life"), chartered by Special Act of Congress in 1869, is a corporation organized and existing under the laws of the District of Columbia;

WHEREAS, Acacia National Life Insurance Company ("Acacia National") is a corporation first organized under the laws of the Commonwealth of Virginia on December 9, 1974;

WHEREAS, Acacia National redomesticated from the Commonwealth of Virginia to the District of Columbia effective March 31, 2002, and has since and now exists under the laws of the District of Columbia;

WHEREAS, Acacia Life owns 15,000 shares of common stock of Acacia National and 6,000 shares of preferred stock of Acacia National, which shares constitute all of the issued and outstanding capital stock of Acacia National;

WHEREAS, Acacia National is a wholly-owned subsidiary of Acacia Life;

WHEREAS, the Board of Directors of Acacia Life deems it desirable and in the best interests of Acacia Life that Acacia National be merged with and into Acacia Life on the terms and conditions set forth in the Agreement and Plan of Merger in the form attached to this resolution as Exhibit A, in accordance with the applicable provisions of the statutes of the District of Columbia, which permit such merger;

NOW, THEREFORE, in consideration of the foregoing, the Board of Directors of Acacia Life hereby approves, authorizes and consents to the following actions:

RESOLVED, that Acacia National be merged with and into Acacia Life, which shall be the surviving corporation, such merger to be effected as promptly as possible in accordance with the applicable provisions of the laws of the District of Columbia; and it is hereby further

RESOLVED, that the Agreement and Plan of Merger in the form attached to this resolution as Exhibit A be, and it hereby is, approved and authorized in all respects; and it is hereby further

RESOLVED, that the officers of Acacia Life be, and they hereby are, acting jointly and singly, authorized and directed to take such actions and to make, execute, deliver and file on behalf of Acacia Life and Acacia National, such corporate papers, certificates, instruments and other documents as may be necessary or desirable to carry out the intent and purposes of the foregoing resolutions.

Approved as of April 30, 2003.

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2003, by and between Acacia Life Insurance Company, a District of Columbia life insurance company ("Acacia Life") and Acacia National Life Insurance Company, Inc., a District of Columbia life insurance company ("ANLIC"), (collectively the "Parties").

RECITALS

Acacia Life is a life insurance company chartered by Special Act of Congress on March 3, 1869, and is organized and existing under the laws of the District of Columbia.

ANLIC is a life insurance company first organized under the laws of the Commonwealth of Virginia on December 9, 1974, redomesticated from the Commonwealth of Virginia to the District of Columbia effective March 31, 2002, and is organized and existing under the laws of the District of Columbia.

Acacia Life is the sole owner of 15,000 shares of common stock of ANLIC and 6,000 shares of preferred stock of ANLIC, which shares constitute all of the issued and outstanding capital stock of ANLIC.

The Boards of Directors of Acacia Life and ANLIC deem it desirable and in the best interests of the corporations and their shareholders that ANLIC be merged with and into Acacia Life.

The Boards of Directors of Acacia Life and ANLIC have approved the merger contemplated hereby, in accordance with the applicable provisions of the statutes of District of Columbia, which permit such merger.

For federal income tax purposes, it is intended that the merger shall qualify as an upstream merger of a 100% owned subsidiary into its parent within the meaning of Sections 332, 334(b) and 337 of the Internal Revenue Code of 1986, as amended.

AGREEMENT

         Therefore, in consideration of the mutual promises herein made, and covenants herein contained, the Parties agree as follows:

ARTICLE I

THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions of this Agreement, ANLIC shall be merged with and into Acacia Life, the corporate existence of ANLIC shall cease, the corporate existence of Acacia Life shall continue under Acacia Life's name, Acacia Life shall become the owner, without other transfer, of all the rights and property of the constituent corporations, and Acacia Life shall become subject to all the debts and liabilities of the constituent corporations in the same manner as if Acacia Life had itself incurred them, in accordance with the applicable provisions of the District of Columbia Code (the "D.C. Code").

         (b) After the merger, Acacia Life shall remain a subsidiary of Ameritas Holding Company, a Nebraska corporation ("AHC"), and the separate corporate existence of Acacia Life and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a life insurance company organized under the D.C. Code, will continue unaffected by the merger.

         (c) The merger will have the effects specified by the D.C. Code.

         1.2 Closing; Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article V hereof, and provided that this Agreement has not been terminated or abandoned pursuant to
Article VI hereof, the closing of the transactions contemplated by this Agreement ("the Closing") shall take place at Acacia Life's offices at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, at 9:00 a.m. Eastern Time, on the later of (i) December 31, 2003, or (ii) at such other time and place and on such other date as Acacia Life and ANLIC shall agree (the "Closing Date"). The date and time on which the Closing actually occurs and the transactions contemplated hereby become effective is referred to herein as the "Effective Time." Each of the parties will use its best efforts to cause the acquisition to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article V hereof.

ARTICLE II

OPERATION OF ACACIA LIFE AFTER THE EFFECTIVE TIME.

         2.1 Articles of Incorporation. The Articles of Incorporation of Acacia Life as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Acacia Life after the Effective Time without any modification or amendment in the merger.

         2.2 By-Laws. The By-Laws of Acacia Life as in effect immediately prior to the Effective Time shall be the By-Laws of Acacia Life after the Effective Time without any modification or amendment in the merger.

         2.3 Board of Directors. From and after the Effective Time, the Board of Directors of Acacia Life will remain the directors of Acacia Life retaining their respective terms.

         2.4 Officers. From and after the Effective Time, the officers of Acacia Life will remain the officers of Acacia Life retaining their respective terms.

ARTICLE III

CONVERSION OF SHARES

         3.1 Effect on Capital Stock of ANLIC. As of the Effective Time, by virtue of the merger of ANLIC with and into Acacia Life and without any action on the part of the holder of any shares of the capital stock of Acacia Life or
ANLIC:

(a) After the Effective Time, each share of ANLIC common stock, issued and outstanding immediately prior to the Effective Time shall, by operation of the merger of ANLIC with and into Acacia Life, be cancelled.

(b) After the Effective Time, each share of ANLIC preferred stock, issued and outstanding immediately prior to the Effective Time shall, by operation of the merger of ANLIC with and into Acacia Life, be cancelled.

        3.2 Effect on Capital Stock of Acacia Life.

(a) After the Effective Time, each share of Acacia Life common stock, issued and outstanding immediately prior to the Effective Time shall be owned by Ameritas Holding Company.

(b) After the Effective Time, each share of Acacia Life preferred stock, issued and outstanding immediately prior to the Effective Time shall be owned by Ameritas Life Insurance Corp.

ARTICLE IV

COVENANTS

         4.1 Conduct of Business Pending the Merger. Acacia Life and ANLIC agree that from the date hereof and prior to the Effective Time or earlier termination of this Agreement, that neither corporation shall engage in any activity or transaction other than in the ordinary course of business, except as contemplated by this Agreement.

        4.2 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law, each of Acacia Life and ANLIC shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall, and use reasonable best efforts to cause their respective directors, officers, employees, agents, attorneys, accountants and representatives, to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such party, its directors, officers, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated by this Agreement, including but not limited to defending through litigation on the merits any claim asserted in any court by any person; and (iv) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition or trade regulation law that is asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the consummation of such transactions to occur as expeditiously as possible. (b) The parties shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such party or any of such party's subsidiaries, from any third party and/or Governmental Entity with respect to the transactions contemplated by this Agreement.

         4.3 Public Announcements. The Parties agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld or delayed), except as may be required by applicable Law.

         4.4 Approval of Shareholder. Acacia Life and ANLIC shall each (a) cause a meeting of its shareholder to be duly called and held in accordance with applicable laws, articles and by-laws as soon as reasonably practicable for the purpose of voting on the adoption and approval of this Agreement; (b) recommend to its shareholder approval of this Agreement; and (c) use their best efforts to obtain the necessary approval of its shareholder.

         4.5 Securities Law Compliance. Acacia Life will take any action required to be taken under applicable state and federal securities laws and take such action to secure all necessary exemptions or clearances under all state and federal securities laws applicable to this transaction.

         4.6 Third Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Agreement.

ARTICLE V

CONDITIONS TO CLOSING

         5.1 Conditions to Each Party's Obligation to Effect the Transaction Contemplated Hereby. The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a) No statute, rule, regulation, executive order, decree, ruling or injunction (temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which is in effect on the Effective Time and which prohibits the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or has the effect of making the merger illegal. (b) If Acacia Life and ANLIC or any affiliated companies are required in connection with the transactions contemplated hereby to file a notification or application with any state or federal regulatory bodies, they shall have made such filing(s) and all applicable waiting periods with respect to each such filing(s) shall have expired or been terminated.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

         6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholder of Acacia Life and ANLIC:

         (a) by mutual consent of Acacia Life and ANLIC; or

         (b) by either Acacia Life or ANLIC if (i) the requisite vote of the shareholder of Acacia Life and ANLIC to approve this Agreement shall not be obtained at the meeting, or any adjournments thereof, called therefor, or (ii) any governmental or regulatory body, the consent of which is a condition to the obligations of Acacia Life and ANLIC to consummate the transactions contemplated, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful.

6.2 Effect of Termination. In the event of termination of this Agreement by either Acacia Life or ANLIC, as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Acacia Life or ANLIC or their respective officers or directors.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Expenses. All costs and expenses incurred in connection with this Agreement and the merger contemplated herein shall be paid by Acacia Life, however, if the merger is not consummated, then each Party shall be liable for and pay those expenses and costs incurred by it.

Section 7.2 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

Section 7.3 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 7.3 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 7.3:

To Acacia Life and ANLIC:
Acacia Legal Department
7315 Wisconsin Avenue
Suite 1000 West
Bethesda, Maryland 20814

Attention: Robert-John H. Sands, Esq.
Telecopy: (301) 280-1031

Section 7.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Section 7.4 shall be null and void.

Section 7.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the merger of ANLIC into Acacia Life and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.7 Headings. Headings of the Articles and Sections have been included for convenience only, are not part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement.

Section 7.8 Governing Law. The laws of the District of Columbia shall govern the validity and construction of this Agreement and any dispute arising out of or relating to this Agreement, without regard to the principles of conflict of laws.

Section 7.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Washington, D.C. in accordance with the Rules of the American Arbitration Association before a panel of three arbitrator(s) selected in accordance with those Rules, and judgment upon the award may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall be final and binding upon the parties. There will be no appeal from their written decision. Each party will bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and will jointly and equally bear with the other party the expense of a third arbitrator. Any remaining costs of the arbitration proceeding will be apportioned by a majority vote of the arbitrators.

Section 7.10 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of that term, covenant or condition of this Agreement. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver of relinquishment of that right or power at any other time.

Section 7.11 Further Assurances. The parties shall execute and deliver or cause to be executed and delivered all further instruments and documents and shall take any other action as may be reasonably required to more effectively carry out the terms and provisions of this Agreement.

Section 7.12 Construction. Each party has participated to a significant degree in the drafting and preparation of this Agreement. No provision of this Agreement shall be construed against any party on the basis of that party's being the "drafter."

Section 7.13 Word Forms. Wherever used in this Agreement, the singular shall include the plural, and the plural shall include the singular. The use of any gender, tense or conjugation shall include all genders, tenses and conjugations.

IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, the day and year first above written.

ATTEST:                                     Acacia Life Insurance Company

___________________                         By:
Corporate Secretary                         President and CEO



ATTEST:                                     Acacia National Life
Insurance Company

___________________                         By:
Deputy Corporate Secretary                  Senior Vice President and CFO



(4/29/03)
(6/17/03)